Exhibit 99.1

TRACON Pharmaceuticals Reports Second Quarter 2021 Financial Results and

Provides Corporate Update

San Diego, CA – August 11, 2021 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted cancer therapeutics and utilizing a cost efficient, CRO-independent product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the U.S., today announced financial results for the second quarter ended June 30, 2021. The Company will host a conference call and webcast today at 4:30 PM Eastern Time / 1:30 PM Pacific Time.

“We remain on track to announce interim efficacy data from the pivotal ENVASARC trial by the end of this year and final data in 2022,” said Charles Theuer, M.D., Ph.D., President and CEO of TRACON. “Last week the IDMC recommended the study proceed as planned following review of interim safety data and we will continue to focus our efforts on enrolling this pivotal trial. Following our recent public offering, our balance sheet provides us with cash runway into 2023.”

Recent Corporate Highlights

Envafolimab

•

In June, we received orphan drug designation for envafolimab in soft tissue sarcoma based on clinical data demonstrating confirmed objective partial responses by RECIST with duration of response in excess of six months, in two of five patients with refractory metastatic alveolar soft part sarcoma (ASPS) who received single agent envafolimab in Phase 1 clinical trials conducted by our partners, 3D Medicines and Alphamab Oncology.

•

On August 6, the Independent Data Monitoring Committee (IDMC) recommended the ENVASARC trial proceed as planned following the review of more than three months of safety data from more than 20 patients enrolled in the trial as of May.

•	In June, we presented the study design of the pivotal Phase 2 ENVASARC trial of single agent envafolimab and envafolimab given with Yervoy® (ipilimumab) at the 2021 ASCO virtual annual meeting.

Corporate

•

In July, we announced an underwritten public offering for gross proceeds of approximately $15.0 million. We estimate that the proceeds will extend our cash runway into 2023, past expected final top-line data for ENVASARC.

•	In the second quarter we enhanced our senior management team with multiple new hires, including a Head of Regulatory and Head of Biometrics, both of whom have BLA filing experience.

•

In July, the book Unnecessary Expense: An Antidote to the Billion Dollar Drug Problem, authored by TRACON senior management to be published by ForbesBooks became available for preorder on Amazon.  Publication is expected in September.

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

Other

•	In June, we presented preliminary Phase 1 data for the CD73 antibody uliledlimab (TJ4309) at the 2021 ASCO virtual annual meeting.

Expected Key Upcoming Milestones

•	Interim ENVASARC efficacy data by end of 2021.

•	Request FDA breakthrough therapy designation or fast track designation for envafolimab by end of 2021, assuming positive interim efficacy data.

•	Decision on the envafolimab New Drug Application in MSI-H/dMMR cancer that is under priority review by the Chinese National Medical Products Administration.

Second Quarter 2021 Financial Results

•

Cash, cash equivalents and short-term investments were $25.6 million at June 30, 2021, compared to $36.1 million at December 31, 2020. The cash balance at June 30, 2021, does not include the proceeds from the $15 million underwritten public offering in July, which extends the Company’s cash runway into 2023.

•	Research and development expenses for the second quarter of 2021 were $3.1 million, compared to $2.2 million for the second quarter of 2020.

•

General and administrative expenses for the second quarter of 2021 were $6.1 million, compared to $2.1 million for the second quarter of 2020. The increase was primarily attributable to legal expenses incurred with the now stayed lawsuit filed by I-Mab in the Delaware Court of Chancery and ongoing arbitration on the TJ4309 and bispecific agreements. We expect the second quarter of 2021 to be the high point for general and administrative expenses this year.

•	Net loss for the second quarter of 2021 was $8.9 million, compared to $4.5 million for the second quarter of 2020.

Conference Call Details

Wednesday, August 11, at 4:30 PM Eastern Time / 1:30 PM Pacific Time
Domestic:	855-779-9066
International:	631-485-4859
Conference ID:	3067769

A live webcast of the conference call will be available online from the Investor/Events and Presentations page of the Company’s website at www.traconpharma.com.

After the live webcast, a replay will remain available on TRACON’s website for 60 days.

About Envafolimab

Envafolimab (KN035), a novel, single-domain antibody against PD-L1, is the first subcutaneously injected PD-(L)1 inhibitor to be studied in pivotal trials.   Envafolimab is currently being studied in the ENVASARC Phase 2 pivotal trial in the U.S. sponsored by TRACON, has been studied in a completed Phase 2 pivotal trial as a single agent in MSI-H/dMMR advanced solid tumor patients in China and is being studied in an ongoing Phase 3 pivotal trial in combination with gemcitabine and oxaliplatin in advanced biliary tract cancer patients in China, with both Chinese trials sponsored by 3D Medicines.  TRACON’s partners Alphamab Oncology and 3D Medicines submitted an NDA to the NMPA in China for envafolimab in MSI-H/dMMR cancer that was accepted for review in December 2020 and granted priority review in January 2021. In the Phase 2 MSI-H/dMMR advanced solid tumor trial, the confirmed objective response rate (ORR) by blinded independent central review in MSI-H/dMMR colorectal cancer (CRC) patients treated with envafolimab who failed a fluoropyrimidine, oxaliplatin and irinotecan was 32%, which was similar to the 28% confirmed ORR reported in the Opdivo package insert in MSI-H/dMMR CRC patients who failed a fluoropyrimidine, oxaliplatin, and irinotecan and the 33% confirmed ORR reported for Keytruda in MSI-H/dMMR CRC patients who failed a fluoropyrimidine, oxaliplatin and irinotecan in cohort A of the KEYNOTE-164 clinical trial.

About ENVASARC (NCT04480502)

The ENVASARC pivotal trial is a multicenter, open label, randomized, non-comparative, parallel cohort study at approximately 25 top cancer centers in the United States that began dosing in December 2020. TRACON expects the trial to enroll 160 patients with UPS or MFS who have progressed following one or two lines of prior treatment and have not received an immune checkpoint inhibitor, with 80 patients enrolled into cohort A of treatment with single agent envafolimab and 80 patients enrolled into cohort B of treatment with envafolimab and Yervoy.  The primary endpoint is ORR by blinded independent central review with duration of response a key secondary endpoint.

About TRC102

TRC102 (methoxyamine) is a novel, small molecule inhibitor of the DNA base excision repair pathway, which is a pathway that causes resistance to alkylating and antimetabolite chemotherapeutics. TRC102 is currently being studied in multiple Phase 1 and Phase 2 clinical trials sponsored by the National Cancer Institute through a Cooperative Research and Development Agreement (CRADA) and has orphan drug designation from the U.S. FDA in malignant glioma, including glioblastoma.

About TJ004309

TJ004309 is a novel, humanized antibody against CD73, an ecto-enzyme expressed on stromal cells and tumors that converts extracellular adenosine monophosphate (AMP) to adenosine, which is highly immunosuppressive.   TJ004309 is currently being studied in an ongoing Phase 1 trial to assess safety and preliminary efficacy as a single agent and when combined with the PD-L1 checkpoint inhibitor Tecentriq in patients with advanced solid tumors.

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient, CRO independent, product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a PD-L1 single-domain antibody given by rapid subcutaneous injection that is being studied in the pivotal ENVASARC trial for sarcoma; TRC102, a Phase 2 small molecule drug candidate for the treatment of lung cancer; and TJ004309, a CD73 antibody in Phase 1 development for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads U.S. regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization.  In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S.  To learn more about TRACON and its product pipeline, visit TRACON's website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON's and its collaboration partners’ plans to further develop product candidates; expectations regarding the timing and scope of clinical trials and availability of clinical data; expected development, regulatory and commercial milestones and timing thereof; estimated cash runway; potential utility of product candidates; and TRACON’s business development strategy and goals to enter into additional collaborations. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks associated with clinical development and regulatory approval of novel pharmaceutical products; whether TRACON or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all, including due to risks associated with the COVID-19 pandemic; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether or when third party collaborators complete on-going trials or initiate additional trials of TRACON’s product candidates; the fact that TRACON’s collaboration agreements are subject to early termination; whether TRACON will be able to enter into additional collaboration agreements on favorable terms or at all; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; the possibility of unexpected expenses or other uses of TRACON’s cash resources; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TRACON Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Collaboration revenue	$346	$-	$346	$-
Operating expenses:
Research and development	3,068	2,218	5,352	4,216
General and administrative	6,126	2,096	8,797	3,982
Total operating expenses	9,194	4,314	14,149	8,198
Loss from operations	(8,848)	(4,314)	(13,803)	(8,198)
Total other income (expense)	(91)	(137)	(200)	(274)
Net loss	$(8,939)	$(4,451)	$(14,003)	$(8,472)
Net loss per share, basic and diluted	$(0.58)	$(0.70)	$(0.90)	$(1.47)
Weighted‑average common shares outstanding, basic and diluted	15,497,315	6,385,562	15,488,359	5,778,456

TRACON Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$25,580	$32,131
Short-term investments	-	3,999
Prepaid and other assets	609	784
Total current assets	26,189	36,914
Property and equipment, net	40	16
Other assets	574	508
Total assets	$26,803	$37,438
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$11,182	$6,235
Accrued compensation and related expenses	945	1,590
Long‑term debt, current portion	2,761	2,718
Total current liabilities	14,888	10,543
Other long-term liabilities	-	432
Long‑term debt, less current portion	-	1,391
Commitments and contingencies
Stockholders’ equity:
Common stock	16	15
Additional paid‑in capital	205,011	204,166
Accumulated deficit	(193,112)	(179,109)
Total stockholders’ equity	11,915	25,072
Total liabilities and stockholders’ equity	$26,803	$37,438

Company Contact:	Investor Contact:
Mark Wiggins	Brian Ritchie
Chief Business Officer	LifeSci Advisors LLC
(858) 251-3492	(212) 915-2578
mwiggins@traconpharma.com	britchie@lifesciadvisors.com